EXHIBIT 23



               Consent of Independent Certified Public Accountants



The Board of Directors
Peekskill Financial Corporation:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-41933 and No. 333-41943) of our report dated July 27, 1999 relating to the consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-K of Peekskill Financial Corporation.


/s/ KPMG LLP


Stamford, Connecticut
September 28, 1999